EXHIBIT 99.1
ENTERPRISE FINANCIAL REPORTS FOURTH QUARTER AND FULL 2017 YEAR RESULTS

2017 Reported Highlights

•	Net income of $48.2 million, or $2.07 per diluted share

•	Deferred tax asset ("DTA") revaluation charge of $12.1 million, or $0.52 per diluted share

•	Portfolio loans grew 30%, 9% excluding acquired loans

•	Commercial and industrial ("C&I") loans grew 18%, 13% excluding acquired loans

2017 Core Highlights1

•	Net income of $59.9 million, or $2.58 per diluted share

•	Return on average assets of 1.20%

•	Net interest margin increased 21 basis points to 3.72%

•	Efficiency ratio improved to 52.93%

Reported Fourth Quarter Highlights

•	Net income of $7.5 million, or $0.32 per diluted share, reflects DTA revaluation

•	Portfolio loans grew 7%[2] and C&I loans grew 12%[2]

Fourth Quarter Core Highlights1

•	Net income of $18.0 million, or $0.77 per diluted share

•	Return on average assets of 1.37%

•	Efficiency ratio improved to 50.24%

St. Louis, Mo. January 22, 2018. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company” or "EFSC") reported net income of $48.2 million, or $2.07 per diluted share, for the year ended December 31, 2017. The net income year over year increased from earnings of the acquisition of Jefferson County Bancshares, Inc. ("JCB") and organic growth coupled with net interest margin expansion. However, reported earnings declined from $48.8 million, or $2.41 per diluted share, from the prior year due to the DTA revaluation charge of $12.1 million, within income tax expense, due to U.S. corporate income tax reform. Refer to the Income Tax section below for additional discussion on the DTA revaluation.

The Company recorded net income of $7.5 million, or $0.32 per diluted share, for the quarter ended December 31, 2017, compared to $16.3 million, or $0.69 per diluted share, for the linked quarter. As a result, earnings per share decreased 54% primarily from the aforementioned DTA revaluation. This decline was partially offset by seasonally strong sales of state tax credits in addition to continued earnings expansion due to organic growth.

On a core basis1, the Company reported net income of $59.9 million, or $2.58 per diluted share, for the year ended December 31, 2017, compared to $41.2 million, or $2.03 per diluted share in 2016. Core net income1 for the fourth quarter of 2017 was $18.0 million, or $0.77 per diluted share, compared to $15.5 million, or $0.66 per diluted share for the linked quarter. Core earnings per share1 and net income for both the fourth quarter and full year 2017 excluded negative impacts from DTA revaluation of $0.52 per share ($12.1 million). Full year 2017 also excluded merger-related expenses of $0.18 (or $4.5 million after tax), and income from non-core acquired loans of $0.20 per share ($5.4 million after tax).

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.
2Annualized.

The Company's Board of Directors approved the Company's quarterly dividend of $0.11 per common share, payable on March 30, 2018 to shareholders of record as of March 15, 2018.

Jim Lally, EFSC's President and Chief Executive Officer, commented, “The fourth quarter and full year 2017 were both highlighted by record earnings on a core basis. Continued execution of our strategy, coupled with seasonally strong tax credit revenues, drove a fourth quarter core return on assets of 1.37%, which was an improvement of 18 basis points year over year and 16 basis points sequentially. For the full year, portfolio loans grew 9%, core net interest margin expanded 21 basis points, and our core efficiency ratio improved 2% to 53%.”

Lally added, “Our Company is positioned extremely well moving into 2018. Corporate tax reform will improve our earnings power, and we expect to earn back the deferred tax asset charge of $12 million within one year.”

Net Interest Income

Net interest income for 2017 totaled $177.3 million, an increase of $41.8 million, or 31%, compared to $135.5 million for 2016. Core net interest income1 growth of $46.1 million was due to approximately 11 months of net interest income from the acquisition of JCB, organic growth in portfolio loan balances funded principally by core deposits1, and a 21 basis point expansion of core net interest margin1 discussed below. Additionally, non-core acquired assets1 contributed $7.7 million to net interest income during 2017, but continued declining balances in this portfolio led to a $4.3 million decline from 2016 levels. This trend mitigated the impact of the expansion in core net interest margin1, as reported net interest margin for 2017 expanded four basis points to 3.88%.

Net interest income for the fourth quarter increased to $47.4 million, or $1.8 million, from the third quarter of 2017. Core net interest income1 expanded by $0.8 million due to an increase in average earning assets of $114 million in the quarter, driven by the previously discussed portfolio loan and deposit growth trends. The earnings from asset growth outpaced a two basis point decline in core net interest margin1 to expand core net interest income1 for the fourth quarter. Additionally, incremental accretion income on non-core acquired assets1 increased to $2.5 million from $1.6 million, due to additional accelerations in the portfolio which increased net interest margin five basis points to 3.93%.

Core net interest margin1 excludes incremental accretion on non-core acquired loans. See the table below for a quarterly comparison.

	For the Quarter ended			For the Year ended
($ in thousands)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Core net interest income[1]	$44,901	$44,069	$32,175	$169,586	$123,515
Core net interest margin[1]	3.73%	3.75%	3.44%	3.72%	3.51%

Core net interest margin1 increased 21 basis points to 3.72% during 2017. This increase was primarily due to the impact of interest rate increases on the Company's asset sensitive balance sheet. Specifically, the yield on portfolio loans increased 41 basis points to 4.63% from 4.22% due to the effect of increasing interest rates on the existing variable-rate loan portfolio and higher rates on newly originated loans. The increased cost of total deposits was limited to eight basis points and was 0.44% for 2017. The cost of total interest-bearing liabilities increased 22 basis points to 0.74%, which included the impact of the issuance of $50 million of 4.75% subordinated debentures in November 2016.

Fourth quarter core net interest margin1 was 3.73%, a decrease of two basis points resulting from changes in the composition and timing of deposit and loan growth during the period. The yield on portfolio loans further improved to 4.71%, while the cost of total deposits increased four basis points to 0.50%. As a result, overall funding costs increased six basis points and the yield on interest earning assets improved nine basis points to 4.54%.

The Company continues to manage its balance sheet to grow core net income and expects to maintain core net interest margin1 over the coming quarters; however, pressure on funding costs could negate the expected trends in core net interest margin.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Portfolio Loans

Note: Non-core acquired loans were those acquired from the FDIC and were previously covered by shared-loss agreements. These loans continue to be accounted for as Purchased Credit Impaired ("PCI") loans. Approximately $44 million of loans in JCB's portfolio are also accounted for as PCI loans. However, all loans acquired from JCB are included in portfolio loans.

The following table presents portfolio loans with selected specialized lending detail for the most recent five quarters.

	At the Quarter ended
				March 31, 2017
($ in thousands)	Dec 31, 2017	Sept 30, 2017	June 30, 2017	JCB	Legacy Enterprise	Consolidated	Dec 31, 2016
Enterprise value lending	$407,644	$455,983	$433,766	$—	$429,957	$429,957	$388,798
C&I - general	911,790	886,498	894,787	79,021	810,781	889,802	794,451
Life insurance premium financing	364,876	330,957	317,848	—	312,335	312,335	305,779
Tax credits	234,835	188,497	149,941	—	141,770	141,770	143,686
CRE, Construction, and land development	1,669,073	1,638,521	1,563,131	465,736	1,074,908	1,540,644	1,089,498
Residential real estate	342,518	341,695	348,678	121,232	239,080	360,312	240,760
Consumer and other	135,923	154,350	150,812	12,420	165,732	178,152	155,420
Portfolio loans	$4,066,659	$3,996,501	$3,858,963	$678,409	$3,174,563	$3,852,972	$3,118,392

Portfolio loan yield	4.71%	4.69%	4.63%			4.45%	4.24%
Variable interest rate loans to portfolio loans	58%	57%	57%			56%	63%

Portfolio loans totaled $4.1 billion at December 31, 2017, increasing $70 million, or 7% annualized, compared to the linked quarter. On a year over year basis, portfolio loans increased $948 million, or 30%. Of this increase, $270 million, or 9%, was organic loan growth and $678 million was from the acquisition of JCB.

The Company continues to focus on originating high-quality C&I relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. C&I loans increased $286 million, or 18%, since December 31, 2016. Of this increase, $57.2 million occurred during the fourth quarter of 2017 due to seasonally strong growth in life insurance premium finance loans, which added $33.9 million, while general C&I loans increased $25.3 million from continued successful business development. This increase was mitigated by a decline in Enterprise Value Lending ("EVL") loans due to payoffs from merger and acquisition activity of underlying portfolio companies. Additionally, tax credit loans increased $46.3 million and commercial real estate relationships increased $30.6 million during the quarter, but these increases were mitigated by a $18.4 million decrease in consumer and other loans which experienced pay downs and softer originations.

2018 portfolio loan growth is expected to be approximately 7% - 9%.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Non-Core Acquired Loans

Non-core acquired loans totaled $30.4 million at December 31, 2017, a decrease of $3.8 million, or 11%, from the linked third quarter, and $9.4 million, or 24% from the prior year, primarily as a result of principal paydowns and accelerated loan payoffs. At December 31, 2017 the remaining accretable yield on the portfolio was estimated to be $10 million, and the non-accretable difference was approximately $13 million.

The Company estimates 2018 pre-tax income from accelerated cash flows and other incremental accretion to be between $3 million and $5 million.

Asset Quality

The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters.

	For the Quarter ended
($ in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Nonperforming loans	$15,687	$8,985	$13,081	$13,847	$14,905
Other real estate from originated loans	740	491	529	2,925	980
Nonperforming assets	$16,427	$9,476	$13,610	$16,772	$15,885

Nonperforming loans to portfolio loans	0.39%	0.23%	0.34%	0.36%	0.48%
Nonperforming assets to total assets	0.31%	0.18%	0.27%	0.33%	0.39%
Allowance for portfolio loan losses to portfolio loans	0.95%	0.97%	0.96%	1.03%	1.20%
Net charge-offs (recoveries)	$3,313	$803	$6,104	$(56)	$897

Nonperforming loans were $15.7 million at December 31, 2017, an increase of $6.7 million from $9.0 million at September 30, 2017, and an increase of $0.8 million, or 5%, from $14.9 million at December 31, 2016. During the quarter ended December 31, 2017, net additions to non performing loans consisted of $8.0 million primarily related to four relationships. While nonperforming loan balances increased year over year, the level of nonperforming loans to portfolio loans decreased nine basis points to 0.39% for the same period.

For the year ended December 31, 2017, the Company recorded a provision for portfolio loan losses of $10.8 million, compared to $5.6 million for the prior year period, which reflects the reduction of recoveries in 2017 as compared to 2016. For the quarter ended December 31, 2017, the Company reported a provision for portfolio loan losses of $3.2 million, compared to $2.4 million in the linked quarter. The Company believes the provision is reflective of growth in the portfolio and maintaining a prudent credit risk posture. The allowance for portfolio loan losses to portfolio loans was 0.95% at December 31, 2017.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Deposits

The following table presents deposits broken out by type:

	At the Quarter Ended
				March 31, 2017
($ in thousands)	Dec 31, 2017	Sept 30, 2017	June 30, 2017	JCB	Legacy Enterprise	Consolidated	Dec 31, 2016
Noninterest-bearing accounts	$1,123,907	$1,047,910	$1,019,064	$168,775	$868,226	$1,037,001	$866,756
Interest-bearing transaction accounts	915,653	814,338	803,104	96,207	748,568	844,775	731,539
Money market and savings accounts	1,538,081	1,579,767	1,506,001	371,000	1,172,737	1,543,737	1,161,907
Brokered certificates of deposit	115,306	170,701	133,606	—	145,436	145,436	117,145
Other certificates of deposit	463,467	446,495	459,476	138,012	322,659	460,671	356,014
Total deposit portfolio	$4,156,414	$4,059,211	$3,921,251	$773,994	$3,257,626	$4,031,620	$3,233,361

Total deposits at December 31, 2017 were $4.2 billion, an increase of $97.2 million, or 10% annualized, from September 30, 2017, and an increase of $923 million, or 29%, from December 31, 2016. Of this increase, $149 million, or 5%, was from organic growth, and $774 million, or 24%, was from the acquisition of JCB.

Core deposits, defined as total deposits excluding time deposits, were $3.6 billion at December 31, 2017, an increase of $136 million, or 16% on an annualized basis, from the linked quarter, and an increase of $817 million, or 30%, from the prior year period. The overall positive trends in deposits reflect continued progress across our regions, business lines, expected seasonality, and the acquisition of JCB.

Noninterest-bearing deposits increased $76.0 million compared to September 30, 2017, and increased $257 million compared to December 31, 2016. Noninterest-bearing deposits represented 27% of total deposits at December 31, 2017, compared to 26% at September 30, 2016, and 27% at December 31, 2016.

Noninterest Income

Total noninterest income for the year was $34.4 million, an increase of $5.3 million, or 18% from 2016. This improvement was primarily due to higher income from deposit service charges, wealth management revenue, and card services from the acquisition of JCB, as well as growth in the client base. For the full year:

◦	Deposit service charges increased $2.5 million or 28%

◦	Income from card services increased $2.3 million or 74%

◦	Wealth management revenue increased $1.4 million or 20%

◦	Other income increased $1.1 million or 18%

This income growth was partially offset by lower gains on the sale of other real estate, which declined $1.7 million from 2016.

For the quarter ended December 31, 2017, total noninterest income was $11.1 million, an increase of $2.7 million, or 33%, from the linked quarter. Gains from state tax credit brokerage activities, net of fair value market adjustments, were $2.2 million for the fourth quarter of 2017, compared to $0.1 million for the linked third quarter. Sales of state tax credits can vary by quarter, but generally occur in the first and fourth quarters of the year depending on client demand and availability of the tax credits. A portion of state tax credit sales in the fourth quarter of 2017 were accelerated from the

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

first quarter of 2018 due to the changes in federal income tax regulations. Additionally, the fourth quarter 2017 noninterest income increased $0.5 million due to customer swap fees compared to the linked quarter.

The Company expects continued growth in fee income of 5% - 7% for 2018.

Noninterest Expenses

Noninterest expenses for the year were $115.1 million, an increase of $28.9 million, or 34% from 2016. Excluding non-comparable items, such as merger related expenses ($6.5 million), core noninterest expense1 totaled $108.0 million, an increase of $25.7 million, or 31%. The year over year increase primarily represents the additional operating and run-rate expenses associated with the JCB acquisition, as well as continued investments in underlying business growth.

The Company's core efficiency ratio1 was 52.93% for 2017, compared to 54.70% for the prior year. The improvement reflects continuing efforts to leverage the Company's expense base through revenue growth and completion of the initiatives necessary to realize the expected cost savings from the JCB acquisition.

For the quarter ended December 31, 2017, noninterest expenses were $28.3 million, an increase of $0.9 million, or 3% from the linked quarter. Fourth quarter core expenses1 included $1.0 million of tax credit investment amortization, a $0.6 million increase over the linked third quarter. These investments have a corresponding and higher benefit in the Company's income tax expense line and were opportunistically executed as part of the Company's overall tax planning efforts. The fourth quarter's resulting core efficiency ratio was 50.24%, compared to 51.64% for the linked quarter.

The Company expects to continue to invest in revenue producing associates and other infrastructure that supports additional growth during 2018. These investments are expected to result in expense growth, at a rate of 35% - 45% of projected revenue growth for 2018, resulting in modest improvement to the Company's efficiency ratio.

Income Taxes

As a result of changes to U.S. corporate tax laws, a revaluation of the Company's DTA was completed, resulting in a $12.1 million charge to the fourth quarter and 2017 earnings. The effect of the charge on key performance measures is demonstrated in the table below:

	Full Year 2017 Effect	Fourth Quarter 2017 Effect
Diluted Earnings Per Share	$(0.52)	$(0.52)
Effective Income Tax Rate	14.00%	44.30%
Return on Average Assets	(0.24)%	(0.92)%
Return on Average Common Tangible Equity	(2.92)%	(11.25)%

The resulting effective tax rate for the year and fourth quarter was 44.30% and 72.47%, respectively. The revaluation expense is considered a non-core item and is not included in the Company's core numbers.

The Company's core effective tax rate1 was 27.1% for the quarter ended December 31, 2017 compared to 32.2% for the quarter ended September 30, 2017. The improvement in the core effective tax rate1 for the quarter resulted primarily from the benefit of the aforementioned tax credit investment and other income tax planning initiatives. These decreases were partially offset by increased pre-tax earnings, which lessen the rate impact of permanent tax differences.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

As a result of the new 21% corporate federal income tax rate, the Company expects its effective tax rate in 2018 to be approximately 17% - 19% with a 2% -3% lower rate in the first quarter expected due to the effect of vesting of employee stock awards.

Capital

The total risk based capital ratio1 was 12.24% at December 31, 2017, compared to 12.33% at September 30, 2017, and 13.48% at December 31, 2016. The Company's common equity tier 1 capital ratio1 was 8.91% at December 31, 2017, compared to 8.93% at September 30, 2017, and 9.52% at December 31, 2016. The tangible common equity ratio1 was 8.14% at December 31, 2017, versus 8.18% at September 30, 2017, and 8.76% at December 31, 2016.

Capital ratios for the current quarter are based on the Basel III regulatory capital framework as applied to the Company’s current businesses and operations, and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

For more information contact:
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Karen Loiterstein, Senior Vice President (314) 512-7141

Use of Non-GAAP Financial Measures1
The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as core net income and net interest margin, and other core performance measures, regulatory capital ratios, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company considers its core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans and related income and expenses, the impact of certain non-comparable items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude the gain or loss on sale of other real estate from non-core acquired loans, and expenses directly related to non-core acquired loans and other assets formerly covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items, such as executive separation costs, merger related expenses, facilities charges, deferred tax asset revaluation, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company's capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Conference Call and Webcast Information
The Company will host a conference call and webcast at 2:30 p.m. Central time on Tuesday, January 23, 2018. During the call, management will review the fourth quarter and full year of 2017 results and related matters. This press release as well as a related slide presentation will be accessible on the Company's website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-888-329-8893 (Conference ID #8848744). A recorded replay of the conference call will be available on the website two hours after the call's completion. Visit http://bit.ly/EFSC4QYE and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

Forward-looking Statements
Readers should note that, in addition to the historical information contained herein, this press release contains "forward-looking statements" within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements about the Company's plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company's plans, objectives, expectations or consequences of announced transactions. The Company uses words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "could," "continue," and “intend”, and variations of such words and similar expressions, in this release to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company's ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2016 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (the "SEC"). Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended					For the Year ended
($ in thousands, except per share data)	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016
EARNINGS SUMMARY
Net interest income	$47,404	$45,625	$45,633	$38,642	$35,454	$177,304	$135,495
Provision for portfolio loan losses	3,186	2,422	3,623	1,533	964	10,764	5,551
Provision reversal for purchased credit impaired loan losses	(279)	—	(207)	(148)	(343)	(634)	(1,946)
Noninterest income	11,112	8,372	7,934	6,976	9,029	34,394	29,059
Noninterest expense	28,260	27,404	32,651	26,736	23,181	115,051	86,110
Income before income tax expense	27,349	24,171	17,500	17,497	20,681	86,517	74,839
Income tax expense	19,820	7,856	5,545	5,106	7,053	38,327	26,002
Net income	$7,529	$16,315	$11,955	$12,391	$13,628	$48,190	$48,837

Diluted earnings per share	$0.32	$0.69	$0.50	$0.56	$0.67	$2.07	$2.41
Return on average assets	0.57%	1.27%	0.96%	1.10%	1.36%	0.97%	1.29%
Return on average common equity	5.37%	11.69%	8.78%	10.65%	14.04%	9.05%	13.14%
Return on average tangible common equity	6.99%	15.23%	11.49%	12.96%	15.33%	11.63%	14.42%
Net interest margin (fully tax equivalent)	3.93%	3.88%	3.98%	3.73%	3.79%	3.88%	3.84%
Efficiency ratio	48.29%	50.75%	60.95%	58.61%	52.11%	54.35%	52.33%

CORE PERFORMANCE SUMMARY (NON-GAAP)[1]
Net interest income	$44,901	$44,069	$43,049	$37,567	$32,175	$169,586	$123,515
Provision for portfolio loan losses	3,186	2,422	3,623	1,533	964	10,764	5,551
Noninterest income	11,118	8,350	7,934	6,976	7,849	34,378	26,787
Noninterest expense	28,146	27,070	27,798	24,946	21,094	107,960	82,217
Income before income tax expense	24,687	22,927	19,562	18,064	17,966	85,240	62,534
Income tax expense	6,692	7,391	6,329	4,916	6,021	25,328	21,297
Net income	$17,995	$15,536	$13,233	$13,148	$11,945	$59,912	$41,237

Diluted earnings per share	$0.77	$0.66	$0.56	$0.59	$0.59	$2.58	$2.03
Return on average assets	1.37%	1.21%	1.06%	1.17%	1.19%	1.20%	1.09%
Return on average common equity	12.84%	11.13%	9.72%	11.29%	12.31%	11.26%	11.10%
Return on average tangible common equity	16.71%	14.50%	12.72%	13.75%	13.44%	14.46%	12.18%
Net interest margin (fully tax equivalent)	3.73%	3.75%	3.76%	3.63%	3.44%	3.72%	3.51%
Efficiency ratio	50.24%	51.64%	54.52%	56.01%	52.70%	52.93%	54.70%

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended					For the Year ended
($ in thousands, except per share data)	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$54,789	$52,468	$51,542	$43,740	$39,438	$202,539	$149,224
Total interest expense	7,385	6,843	5,909	5,098	3,984	25,235	13,729
Net interest income	47,404	45,625	45,633	38,642	35,454	177,304	135,495
Provision for portfolio loan losses	3,186	2,422	3,623	1,533	964	10,764	5,551
Provision reversal for purchased credit impaired loans	(279)	—	(207)	(148)	(343)	(634)	(1,946)
Net interest income after provision for loan losses	44,497	43,203	42,217	37,257	34,833	167,174	131,890

NONINTEREST INCOME
Deposit service charges	2,897	2,820	2,816	2,510	2,184	11,043	8,615
Wealth management revenue	2,153	2,062	2,054	1,833	1,729	8,102	6,729
Card services revenue	1,545	1,459	1,392	1,037	894	5,433	3,130
State tax credit activity, net	2,249	77	9	246	1,748	2,581	2,647
Gain (loss) on sale of other real estate	76	—	17	—	1,235	93	1,837
Gain on sale of investment securities	—	22	—	—	—	22	86
Other income	2,192	1,932	1,646	1,350	1,239	7,120	6,015
Total noninterest income	11,112	8,372	7,934	6,976	9,029	34,394	29,059

NONINTEREST EXPENSE
Employee compensation and benefits	15,292	15,090	15,798	15,208	12,448	61,388	49,846
Occupancy	2,429	2,434	2,265	1,929	1,892	9,057	6,889
Merger related expenses	—	315	4,480	1,667	1,084	6,462	1,386
Other	10,539	9,565	10,108	7,932	7,757	38,144	27,989
Total noninterest expenses	28,260	27,404	32,651	26,736	23,181	115,051	86,110

Income before income tax expense	27,349	24,171	17,500	17,497	20,681	86,517	74,839
Income tax expense	19,820	7,856	5,545	5,106	7,053	38,327	26,002
Net income	$7,529	$16,315	$11,955	$12,391	$13,628	$48,190	$48,837

Basic earnings per share	$0.33	$0.70	$0.51	$0.57	$0.68	$2.10	$2.44
Diluted earnings per share	0.32	0.69	0.50	0.56	0.67	2.07	2.41

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
($ in thousands)	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016
BALANCE SHEETS
ASSETS
Cash and due from banks	$91,084	$76,777	$77,815	$73,387	$54,288
Interest-earning deposits	64,884	108,976	41,419	138,309	145,494
Debt and equity investments	741,792	708,725	727,975	697,143	556,100
Loans held for sale	3,155	6,411	4,285	5,380	9,562

Portfolio loans	4,066,659	3,996,501	3,858,962	3,852,972	3,118,392
Less: Allowance for portfolio loan losses	38,166	38,292	36,673	39,148	37,565
Portfolio loans, net	4,028,493	3,958,209	3,822,289	3,813,824	3,080,827
Non-core acquired loans, net of the allowance for loan losses	25,980	29,258	30,682	32,615	33,925
Total loans, net	4,054,473	3,987,467	3,852,971	3,846,439	3,114,752

Other real estate	498	491	529	2,925	980
Fixed assets, net	32,618	32,803	33,987	34,291	14,910
State tax credits, held for sale	43,468	35,291	35,247	35,431	38,071
Goodwill	117,345	117,345	116,186	113,886	30,334
Intangible assets, net	11,056	11,745	12,458	11,758	2,151
Other assets	128,852	145,457	135,824	147,277	114,686
Total assets	$5,289,225	$5,231,488	$5,038,696	$5,106,226	$4,081,328

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$1,123,907	$1,047,910	$1,019,064	$1,037,001	$866,756
Interest-bearing deposits	3,032,507	3,011,301	2,902,187	2,994,619	2,366,605
Total deposits	4,156,414	4,059,211	3,921,251	4,031,620	3,233,361
Subordinated debentures	118,105	118,093	118,080	118,067	105,540
Federal Home Loan Bank advances	172,743	248,868	200,992	151,115	—
Other borrowings	253,674	209,104	217,180	235,052	276,980
Other liabilities	39,716	49,876	32,440	32,451	78,349
Total liabilities	4,740,652	4,685,152	4,489,943	4,568,305	3,694,230
Shareholders' equity	548,573	546,336	548,753	537,921	387,098
Total liabilities and shareholders' equity	$5,289,225	$5,231,488	$5,038,696	$5,106,226	$4,081,328

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
($ in thousands)	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016
LOAN PORTFOLIO
Commercial and industrial	$1,919,145	$1,861,935	$1,796,342	$1,773,864	$1,632,714
Commercial real estate	1,363,605	1,332,111	1,275,771	1,243,479	894,956
Construction real estate	305,468	306,410	287,360	297,165	194,542
Residential real estate	342,518	341,695	348,678	360,312	240,760
Consumer and other	135,923	154,350	150,812	178,152	155,420
Total portfolio loans	4,066,659	3,996,501	3,858,963	3,852,972	3,118,392
Non-core acquired loans	30,391	34,157	35,807	38,092	39,769
Total loans	$4,097,050	$4,030,658	$3,894,770	$3,891,064	$3,158,161

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$1,123,907	$1,047,910	$1,019,064	$1,037,001	$866,756
Interest-bearing transaction accounts	915,653	814,338	803,104	844,775	731,539
Money market and savings accounts	1,538,081	1,579,767	1,506,001	1,543,737	1,161,907
Brokered certificates of deposit	115,306	170,701	133,606	145,436	117,145
Other certificates of deposit	463,467	446,495	459,476	460,671	356,014
Total deposit portfolio	$4,156,414	$4,059,211	$3,921,251	$4,031,620	$3,233,361

AVERAGE BALANCES
Portfolio loans	$3,990,233	$3,899,493	$3,839,266	$3,504,910	$3,067,124
Non-core acquired loans	31,957	35,120	36,767	39,287	42,804
Loans held for sale	3,599	5,144	4,994	6,547	6,273
Debt and equity investments	708,481	711,056	667,781	637,226	527,601
Interest-earning assets	4,826,271	4,712,672	4,641,198	4,259,198	3,767,272
Total assets	5,226,183	5,095,494	5,017,213	4,573,588	3,993,132
Deposits	4,115,377	3,932,038	3,909,600	3,568,759	3,242,561
Shareholders' equity	555,994	553,713	546,282	472,077	386,147
Tangible common equity	427,258	425,056	417,239	387,728	353,563

YIELDS (fully tax equivalent)
Portfolio loans	4.71%	4.69%	4.63%	4.45%	4.24%
Non-core acquired loans	37.53%	23.82%	34.79%	17.24%	37.07%
Total loans	4.97%	4.86%	4.92%	4.59%	4.69%
Debt and equity investments	2.52%	2.49%	2.51%	2.49%	2.22%
Interest-earning assets	4.54%	4.45%	4.49%	4.21%	4.21%
Interest-bearing deposits	0.69%	0.62%	0.55%	0.53%	0.49%
Total deposits	0.50%	0.46%	0.41%	0.39%	0.37%
Subordinated debentures	4.46%	4.42%	4.37%	4.19%	3.64%
Borrowed funds	0.84%	0.85%	0.64%	0.49%	0.27%
Cost of paying liabilities	0.84%	0.78%	0.69%	0.65%	0.58%
Net interest margin	3.93%	3.88%	3.98%	3.73%	3.79%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016
ASSET QUALITY
Net charge-offs (recoveries)[1]	$3,313	$803	$6,104	$(56)	$897
Nonperforming loans[1]	15,687	8,985	13,081	13,847	14,905
Classified assets	73,239	80,757	93,795	86,879	93,452
Nonperforming loans to total loans[1]	0.39%	0.23%	0.34%	0.36%	0.48%
Nonperforming assets to total assets[2]	0.31%	0.18%	0.27%	0.33%	0.39%
Allowance for loan losses to total loans[1]	0.95%	0.97%	0.96%	1.03%	1.20%
Allowance for loan losses to nonperforming loans[1]	243.3%	426.2%	280.4%	282.7%	252.0%
Net charge-offs (recoveries) to average loans (annualized)[1]	0.33%	0.08%	0.64%	(0.01)%	0.12%

WEALTH MANAGEMENT
Trust assets under management	$1,330,227	$1,319,123	$1,279,836	$1,229,383	$1,033,577
Trust assets under administration	2,169,946	2,102,800	2,024,958	1,875,424	1,652,471

MARKET DATA
Book value per common share	$23.76	$23.69	$23.37	$22.95	$19.31
Tangible book value per common share	$18.20	$18.09	$17.89	$17.59	$17.69
Market value per share	$45.15	$42.35	$40.80	$42.40	$43.00
Period end common shares outstanding	23,089	23,063	23,485	23,438	20,045
Average basic common shares	23,069	23,324	23,475	21,928	20,009
Average diluted common shares	23,342	23,574	23,732	22,309	20,309

CAPITAL
Total risk-based capital to risk-weighted assets	12.24%	12.33%	12.84%	12.76%	13.48%
Tier 1 capital to risk-weighted assets	10.31%	10.36%	10.82%	10.68%	10.99%
Common equity tier 1 capital to risk-weighted assets	8.91%	8.93%	9.34%	9.20%	9.52%
Tangible common equity to tangible assets	8.14%	8.18%	8.56%	8.28%	8.76%

[1]Excludes loans accounted for as PCI loans.
[2]Excludes PCI loans and related assets, except for inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended					For the Year ended
($ in thousands, except per share data)	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016
CORE PERFORMANCE MEASURES
Net interest income	$47,404	$45,625	$45,633	$38,642	$35,454	$177,304	$135,495
Less: Incremental accretion income	2,503	1,556	2,584	1,075	3,279	7,718	11,980
Core net interest income	44,901	44,069	43,049	37,567	32,175	169,586	123,515

Total noninterest income	11,112	8,372	7,934	6,976	9,029	34,394	29,059
Less: Gain (loss) on sale of other real estate from non-core acquired loans	(6)	—	—	—	1,085	(6)	1,565
Less: Other income from non-core acquired assets	—	—	—	—	95	—	621
Less: Gain on sale of investment securities	—	22	—	—	—	22	86
Core noninterest income	11,118	8,350	7,934	6,976	7,849	34,378	26,787

Total core revenue	56,019	52,419	50,983	44,543	40,024	203,964	150,302

Provision for portfolio loan losses	3,186	2,422	3,623	1,533	964	10,764	5,551

Total noninterest expense	28,260	27,404	32,651	26,736	23,181	115,051	86,110
Less: Other expenses related to non-core acquired loans	114	19	(16)	123	172	240	1,094
Less: Executive severance	—	—	—	—	—	—	332
Less: Facilities disposal	—	—	389	—	1,040	389	1,040
Less: Merger related expenses	—	315	4,480	1,667	1,084	6,462	1,386
Less: Other non-core expenses	—	—	—	—	(209)	—	41
Core noninterest expense	28,146	27,070	27,798	24,946	21,094	107,960	82,217

Core income before income tax expense	24,687	22,927	19,562	18,064	17,966	85,240	62,534
Total income tax expense	19,820	7,856	5,545	5,106	7,053	38,327	26,002
Less: income tax expense from deferred tax asset revaluation	12,117	—	—	—	—	12,117	—
Less: Other non-core income tax expense[1]	1,011	465	(784)	190	1,032	882	4,705
Core income tax expense	6,692	7,391	6,329	4,916	6,021	25,328	21,297

Core net income	$17,995	$15,536	$13,233	$13,148	$11,945	$59,912	$41,237

Core diluted earnings per share	$0.77	$0.66	$0.56	$0.59	$0.59	$2.58	$2.03
Core return on average assets	1.37%	1.21%	1.06%	1.17%	1.19%	1.20%	1.09%
Core return on average common equity	12.84%	11.13%	9.72%	11.29%	12.31%	11.26%	11.10%
Core return on average tangible common equity	16.71%	14.50%	12.72%	13.75%	13.44%	14.46%	12.18%
Core efficiency ratio	50.24%	51.64%	54.52%	56.01%	52.70%	52.93%	54.70%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (FULLY TAX EQUIVALENT)
Net interest income	$47,824	$46,047	$46,096	$39,147	$35,884	$179,114	$137,261
Less: Incremental accretion income	2,503	1,556	2,584	1,075	3,279	7,718	11,980
Core net interest income	$45,321	$44,491	$43,512	$38,072	$32,605	$171,396	$125,281

Average earning assets	$4,826,271	$4,712,672	$4,641,198	$4,259,198	$3,767,272	$4,611,671	$3,570,186
Reported net interest margin	3.93%	3.88%	3.98%	3.73%	3.79%	3.88%	3.84%
Core net interest margin	3.73%	3.75%	3.76%	3.63%	3.44%	3.72%	3.51%

[1]Other non-core income tax expense calculated at 38% of non-core pre-tax income plus an estimate of taxes payable related to non-deductible JCB acquisition costs.

	At the Quarter ended
($ in thousands)	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016
REGULATORY CAPITAL TO RISK-WEIGHTED ASSETS
Shareholders' equity	$548,573	$546,336	$548,753	$537,921	$387,098
Less: Goodwill	117,345	117,345	116,186	113,886	30,334
Less: Intangible assets, net of deferred tax liabilities	5,484	5,825	6,179	5,832	800
Less: Unrealized gains (losses)	(3,818)	(489)	329	(1,174)	(1,741)
Plus: Other	12	12	12	12	24
Common equity tier 1 capital	429,574	423,667	426,071	419,389	357,729
Plus: Qualifying trust preferred securities	67,600	67,600	67,600	67,600	55,100
Plus: Other	48	48	48	48	36
Tier 1 capital	497,222	491,315	493,719	487,037	412,865
Plus: Tier 2 capital	93,002	93,616	91,874	94,700	93,484
Total risk-based capital	$590,224	$584,931	$585,593	$581,737	$506,349

Total risk-weighted assets	$4,823,776	$4,743,393	$4,562,322	$4,557,860	$3,757,161

Common equity tier 1 capital to risk-weighted assets	8.91%	8.93%	9.34%	9.20%	9.52%
Tier 1 capital to risk-weighted assets	10.31%	10.36%	10.82%	10.69%	10.99%
Total risk-based capital to risk-weighted assets	12.24%	12.33%	12.84%	12.76%	13.48%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$548,573	$546,336	$548,753	$537,921	$387,098
Less: Goodwill	117,345	117,345	116,186	113,886	30,334
Less: Intangible assets	11,056	11,745	12,458	11,758	2,151
Tangible common equity	$420,172	$417,246	$420,109	$412,277	$354,613

Total assets	$5,289,225	$5,231,488	$5,038,696	$5,106,226	$4,081,328
Less: Goodwill	117,345	117,345	116,186	113,886	30,334
Less: Intangible assets	11,056	11,745	12,458	11,758	2,151
Tangible assets	$5,160,824	$5,102,398	$4,910,052	$4,980,582	$4,048,843

Tangible common equity to tangible assets	8.14%	8.18%	8.56%	8.28%	8.76%